Exhibit 99.1

Company IR Contact:	IR Agency Contact:	Media Contact:
Pacific Ethanol, Inc.	Becky Herrick	Paul Koehler
916-403-2755	LHA	Pacific Ethanol, Inc.
866-508-4969	415-433-3777	503-235-8241
Investorrelations@pacificethanol.net		paulk@pacificethanol.net

PACIFIC ETHANOL, INC. REPORTS
THIRD QUARTER 2011 FINANCIAL RESULTS

•	Achieved record net sales and total gallons sold for the quarter

o	Sequential net sales growth of 27%

o	Sequential increase in total gallons sold of 22%

•	Grew operating income to $4.7 million from $1.2 million in the third quarter of 2010

•	Increased EPS to $0.12 from a loss of $1.10 in the third quarter of 2010

•	Improved Adjusted EBITDA to $2.9 million from $0.9 million in the third quarter of 2010

•	Provides update on its senior convertible notes

Sacramento, CA, October 26, 2011 – Pacific Ethanol, Inc. (NASDAQ: PEIX), the leading marketer and producer of low-carbon renewable fuels in the Western United States, reported its financial results for the three- and nine-month periods ended September 30, 2011.

Neil Koehler, the company’s president and CEO, stated: “In the third quarter, we again delivered record net sales and total gallons sold driven by the continued execution of our diversified business strategy. We recorded the ninth consecutive quarter of growth in total gallons sold, bringing our compound annual growth rate to 75 percent over that period. Most importantly, we generated strong operating income and achieved profitability during the quarter. Further building on our growth strategy, after the close of the quarter, we secured a management agreement with ZeaChem that leverages our expertise in renewable fuel production to operate and maintain its cellulosic biorefinery. This agreement is significant in that it represents our first operations and maintenance arrangement beyond the Pacific Ethanol plants.”

Financial Results for the Three Months Ended September 30, 2011
Net sales were at an all-time high of $271.6 million for the third quarter of 2011, compared to $46.0 million for the third quarter of 2010. Total gallons sold were 122.6 million for the third quarter of 2011, a sequential increase of 22% from the second quarter of 2011 and an increase of 71% over the 71.5 million gallons sold in the third quarter of 2010. The increase in net sales was primarily driven by the fact that the company did not consolidate the results of the Pacific Ethanol plants in the third quarter of 2010. The increase in total gallons sold was primarily due to continued strength in the company’s marketing business and a 54% increase in average sales price per gallon. In addition, the company’s third quarter 2011 results include the impact of the Stockton plant’s operations whereas it was idled during the third quarter of 2010.

Gross profit was $8.2 million for the third quarter of 2011, compared to $4.0 million in the third quarter of 2010. The increase in gross profit was attributable to an improved commodity margin environment and the contribution from the three Pacific Ethanol plants that were operational during the period. SG&A expenses, including professional fees, were $3.5 million in the third quarter of 2011, compared to $2.7 million for the third quarter of 2010, with the increase primarily due to the consolidation of the Pacific Ethanol plants. Operating income for the third quarter of 2011 increased to $4.7 million from $1.2 million for the same period in 2010 primarily due to an improved commodity margin environment.

During the third quarter of 2011, the company recorded aggregate non-cash gains of $4.1 million for quarterly fair value adjustments on its convertible notes and warrants.

Net income available to common stockholders for the third quarter of 2011 was $4.0 million, compared to a net loss of $12.9 million for the third quarter of 2010, which included a loss on the company’s investment in Front Range Energy, LLC of $12.1 million. Adjusted EBITDA, which excludes the company’s fair value adjustments on its convertible notes and warrants and loss on its investment in Front Range Energy, LLC, improved to $2.9 million for the third quarter of 2011 from $0.9 million in the third quarter of 2010.

Financial Results for the Nine Months Ended September 30, 2011
For the nine months ended September 30, 2011, net sales were $659.4 million, compared to $194.1 million in the same period in 2010. For the nine months ended September 30, 2011, net income available to common stockholders was $4.2 million, compared to $83.2 million in the same period in 2010, which included a non-cash gain from bankruptcy exit of $119.4 million and a loss on the company’s investment in Front Range Energy, LLC of $12.1 million. Adjusted EBITDA for the nine months ended September 30, 2011 was $5.6 million, an improvement from a loss of $12.3 million for the nine months ended September 30, 2010.

Senior Convertible Notes Update
“We have made great progress in reducing our debt, and the principal balances of our convertible notes have declined at rates faster than anticipated under the terms of the notes,” stated Bryon McGregor, the company’s Chief Financial Officer. “Since the September payment, we have elected to make our payments in cash.”

The aggregate unpaid principal balance of the notes as of October 25, 2011, has been reduced to $6.4 million from $8.4 million at October 3, 2011, the last time the company provided an update. As previously announced, the company elected to make its November 1, 2011 installment payment in cash. As a result of additional voluntary conversions through October 25, 2011, the November payment is currently expected to be $0.6 million. To date, a total of $27.4 million in principal has been converted into 40.3 million common shares, at an average conversion price of $0.68 per share. As of October 25, 2011, the company had approximately 56.6 million common shares outstanding.

Q3 Results Conference Call
Management will host a conference call at 9:00 a.m. PT/12:00 p.m. ET on Thursday, October 27, 2011. Neil Koehler, Chief Executive Officer, and Bryon McGregor, Chief Financial Officer will deliver prepared remarks followed by a question and answer session. The webcast for the call can be accessed from Pacific Ethanol’s website at www.pacificethanol.net. Alternatively, you may dial the following number up to ten minutes prior to the scheduled conference call time: (877) 847-6066. International callers should dial 00-1-(970) 315-0267. The pass code will be 20610222#.

If you are unable to participate on the live call, the webcast will be archived for replay on Pacific Ethanol’s website for one year. In addition, a telephonic replay will be available at 3:00 p.m. Eastern Time on Thursday, October 27, 2011 through 11:59 p.m. Eastern Time on Wednesday, November 2, 2011. To access the replay, please dial (855) 859-2056. International callers should dial 00-1-(404) 537-3406. The pass code will be 20610222#.

Reconciliation of Adjusted EBITDA to Net Income (Loss)
Management believes that certain financial measures not in accordance with generally accepted accounting principles (“GAAP”) are useful measures of operations. The company defines Adjusted EBITDA as unaudited earnings before interest, taxes, depreciation and amortization, fair value adjustments, loss on investment in Front Range and gain from bankruptcy exit. The table at the end of this release provides a reconciliation of Adjusted EBITDA to net income (loss) attributed to Pacific Ethanol, Inc. Management provides an Adjusted EBITDA measure so that investors will have the same financial information that management uses, which may assist investors in properly assessing the company’s performance on a period-over-period basis. Adjusted EBITDA is not a measure of financial performance under GAAP, and should not be considered an alternative to net income (loss) or any other measure of performance under GAAP, or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and you should not consider it in isolation or as a substitute for analysis of the company’s results as reported under GAAP.

About Pacific Ethanol, Inc.
Pacific Ethanol, Inc. (NASDAQ: PEIX) is the leading marketer and producer of low-carbon renewable fuels in the Western United States. Pacific Ethanol also sells co-products, including wet distillers grain (WDG), a nutritional animal feed. Serving integrated oil companies and gasoline marketers who blend ethanol into gasoline, Pacific Ethanol provides transportation, storage and delivery of ethanol through third-party service providers in the Western United States, primarily in California, Nevada, Arizona, Oregon, Colorado, Idaho and Washington. Pacific Ethanol has a 20% ownership interest in New PE Holdco LLC, the owner of four ethanol production facilities. Pacific Ethanol operates and manages the four ethanol production facilities, which have a combined annual production capacity of 200 million gallons. The facilities in operation are located in Boardman, Oregon, Burley, Idaho and Stockton, California, and one idled facility is located in Madera, California. The facilities are near their respective fuel and feed customers, offering significant timing, transportation cost and logistical advantages. Pacific Ethanol’s subsidiary, Kinergy Marketing LLC, markets ethanol from Pacific Ethanol’s managed plants and from other third-party production facilities, and another subsidiary, Pacific Ag. Products, LLC, markets WDG. For more information please visit www.pacificethanol.net.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
With the exception of historical information, the matters discussed in this press release including, without limitation, the ability of Pacific Ethanol to continue as the leading marketer and producer of low-carbon renewable fuels in the Western United States; and Pacific Ethanol’s expectations concerning payment of installment amounts on its senior convertible notes in cash are forward-looking statements and considerations that involve a number of risks and uncertainties. The actual future results of Pacific Ethanol could differ from those statements. Pacific Ethanol refers you to the “Risk Factors” section contained in its most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2011 and in its most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 11, 2011.

(Tables follow)

PACIFIC ETHANOL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Net sales	$271,649	$46,039	$659,390	$194,087
Cost of goods sold	263,461	42,058	647,355	195,883
Gross profit (loss)	8,188	3,981	12,035	(1,796)
Selling, general and administrative expenses	3,495	2,732	11,742	9,065
Income (loss) from operations	4,693	1,249	293	(10,861)
Fair value adjustments on convertible debt and warrants	4,113	—	6,968	—
Loss on investment in Front Range	—	(12,146)	—	(12,146)
Loss on extinguishments of debt	—	—	—	(2,159)
Interest expense, net	(4,071)	(599)	(11,337)	(3,462)
Other expense, net	(166)	(622)	(709)	(1,088)
Income (loss) before reorganization costs, gain from bankruptcy exit and income taxes	4,569	(12,118)	(4,785)	(29,716)
Reorganization costs	—	—	—	(4,153)
Gain from bankruptcy exit	—	—	—	119,408
Provision for income taxes	—	—	—	—
Net income (loss)	4,569	(12,118)	(4,785)	85,539
Net (income) loss attributed to noncontrolling interest in variable interest entity	(217)	—	9,905	—
Net income (loss) attributed to Pacific Ethanol	$4,352	$(12,118)	$5,120	$85,539
Preferred stock dividends	(319)	(758)	(946)	(2,346)
Income (loss) available to common stockholders	$4,033	$(12,876)	$4,174	$83,193
Net income (loss) per share, basic	$0.12	$(1.10)	$0.20	$8.36
Net income (loss) per share, diluted	$0.12	$(1.10)	$0.20	$7.71
Weighted-average shares outstanding, basic	33,201	11,700	21,230	9,947
Weighted-average shares outstanding, diluted	33,201	11,700	21,328	11,099

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except par value)

	September 30,	December 31,
ASSETS	2011	2010
Current Assets:
Cash and cash equivalents	$16,808	$8,736
Accounts receivable, net	28,244	25,855
Inventories	22,429	17,306
Prepaid inventory	6,181	2,715
Other current assets	3,636	2,712
Total current assets	77,298	57,324
Property and equipment, net	161,637	168,976
Other Assets:
Intangible assets, net	4,689	5,382
Other assets	1,819	2,401
Total other assets	6,508	7,783
Total Assets	$245,443	$234,083

PACIFIC ETHANOL, INC.
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(unaudited, in thousands, except par value)

	September 30,	December 31,
LIABILITIES AND STOCKHOLDERS’ EQUITY	2011	2010
Current Liabilities:
Accounts payable – trade	$9,234	$6,472
Accrued liabilities	2,241	3,251
Current portion – long-term debt	12,146	38,108
Total current liabilities	23,621	47,831

Long-term debt, net of current portion	101,105	84,981
Accrued preferred dividends	6,996	6,050
Other liabilities	1,592	7,406
Total Liabilities	133,314	146,268
Commitments and Contingencies
Stockholders’ Equity:
Pacific Ethanol, Inc. Stockholders’ Equity (Deficit):
Preferred stock, $0.001 par value; 10,000 shares authorized; Series A: 0 shares issued and outstanding as of September 30, 2011 and December 31, 2010 Series B: 927 shares issued and outstanding as of September 30, 2011 and December 31, 2010	1	1
Common stock, $0.001 par value; 300,000 shares authorized; 48,624 and 12,918 shares issued and outstanding as of September 30, 2011 and December 31, 2010, respectively	49	13
Additional paid-in capital	534,632	504,623
Accumulated deficit	(507,620)	(511,794)
Total Pacific Ethanol, Inc. Stockholders’ Equity (Deficit)	27,062	(7,157)
Noncontrolling interest in variable interest entity	85,067	94,972
Total Stockholders’ Equity	112,129	87,815
Total Liabilities and Stockholders’ Equity	$245,443	$234,083

Reconciliation of Adjusted EBITDA to Net Income (Loss)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands) (unaudited)	2011	2010	2011	2010
Net income (loss) attributed to Pacific Ethanol	$4,352	$(12,118)	$5,120	$85,539
Adjustments:
Interest expense*	1,774	599	4,755	3,462
Interest income*	(1)	─	(1)	─
Fair value adjustments	(4,113)	─	(6,968)	─
Loss on investment in Front Range	─	12,146	─	12,146
Gain from bankruptcy exit	─	─	─	(119,408)
Depreciation and amortization expense*	880	248	2,649	5,956
Total adjustments	(1,460)	12,993	435	(97,844)
Adjusted EBITDA	$2,892	$875	$5,555	$(12,305)
________________
* Adjusted for noncontrolling interest in variable interest entity for the three and nine months ended September 30, 2011.

Commodity Price Performance

	Three Months Ended September 30,		Nine Months Ended September 30,
(unaudited)	2011	2010	2011	2010
Ethanol production gallons sold (in millions)	38.0	─	113.0	43.2
Ethanol third party gallons sold (in millions)	84.6	71.5	194.8	152.4
Total ethanol gallons sold (in millions)	122.6	71.5	307.8	195.6

Ethanol average sales price per gallon	$2.97	$1.93	$2.79	$1.81
Corn cost – CBOT equivalent	$6.90	$4.25	$6.95	$3.84

Total co-product tons sold (in thousands)	345.3	217.1	1,039.5	620.9
Co-product return % (1)	23.1%	─%	22.7%	21.9%
________________
(1) Co-product revenue as a percentage of delivered cost of corn.

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